SCHEDULE 14A

Consent Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Under Rule 14a-12

VIVUS, Inc.

(Name of Registrant as Specified In Its Charter)

First Manhattan Co.

First Health, L.P.

First Health Limited

First Health Associates, L.P.

First BioMed Management Associates, LLC

First BioMed, L.P.

First BioMed Portfolio, L.P.

Michael James Astrue

Jon C. Biro

Samuel F. Colin

Johannes J.P. Kastelein

David York Norton

Herman Rosenman

Rolf Bass

Melvin L. Keating

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2)
and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On May 1, 2013, First Manhattan Co. and its affiliates (collectively, "First Manhattan") issued a press release in response to an announcement by VIVUS, Inc. ("Vivus") that it had added a new director to its board of directors (the "Board"). The press release expressed First Manhattan's concern that the addition of the new director is an attempt by the incumbent Board to retain control, and stated First Manhattan's belief that the entire Board must be replaced in order to restore stockholder value at Vivus. In addition, the press release included a biography of each of the individuals nominated by First Manhattan for election to the Board (each a "Nominee" and together, the "Nominees") and expressed First Manhattan's belief that each such Nominee is highly qualified. A copy of the press release is attached as Exhibit 1.

Also on May 1, 2013, First Manhattan issued a press release announcing the filing of its preliminary proxy materials with the Securities and Exchange Commission regarding the election of its Nominees to the Board at Vivus' 2013 annual meeting of stockholders. The press release also expressed First Manhattan's belief that Qsymia has blockbuster potential and its continued concern regarding the Board's ability to successfully commercialize Qsymia. A copy of the press release is attached as Exhibit 2.